CHESAPEAKE ENERGY CORPORATION - MANAGEMENT’S OUTLOOK AS OF NOVEMBER 1, 2022

Chesapeake periodically provides guidance on certain factors that affect the company’s future financial performance. New information or changes from the company's August 2, 2022 outlook are italicized bold below.

2022 Projections
Total production:
Oil - mbbls per day	51 - 56
NGL - mbbls per day	15 - 18
Natural gas - mmcf per day	3,600 - 3,680
Total daily rate - mmcfe per day	4,020 - 4,140
Estimated basis to NYMEX prices, based on 10/27/22 strip prices:
Oil - $/bbl	$1.75 - $2.25
Natural gas - $/mcf	($0.60) - ($0.70)
NGL - realizations as a % of WTI	40% - 45%
Operating costs per mcfe of projected production:
Production expense	$0.29 - $0.33
Gathering, processing and transportation expenses	$0.70 - $0.80
Oil - $/bbl	$2.80 - $3.00
Natural Gas - $/mcf	$0.75 - $0.85
Severance and ad valorem taxes	$0.16 - $0.18
General and administrative(a)	$0.08 - $0.11
Depreciation, depletion and amortization expense	$1.17 - $1.33
Marketing net margin and other ($ in millions)	$25 - $50
Interest expense ($ in millions)	$150 - $160
Cash taxes ($ in millions)	$175 - $225
Cash taxes (as a percent of income before income taxes)	6% - 9%
Adjusted EBITDAX, based on 10/27/22 strip prices ($ in millions)(b)	$4,450 - $4,550
Total capital expenditures ($ in millions)	$1,750 - $1,950
Marcellus D&C	$400 - $440
Haynesville D&C	$750 - $800
Eagle Ford D&C	$375 - $415
Powder River Basin D&C	$25
Non-D&C Field (workover, infrastructure and leasehold)	$115 - $165
Non-D&C Corporate (PP&E, G&G, capitalized interest and G&A)	$85 - $105

(a)	Includes ~$0.01/mcfe of expenses associated with stock-based compensation, which are recorded in general and administrative expenses in Chesapeake's Condensed Consolidated Statement of Operations.
(b)	Adjusted EBITDAX is a non-GAAP measure used by management to evaluate the company's operational trends and performance relative to other oil and natural gas producing companies. Adjusted EBITDAX excludes certain items that management believes affect the comparability of operating results. The most directly comparable GAAP measure is net income (loss), but it is not possible, without unreasonable efforts, to identify the amount or significance of events or transactions that may be included in future GAAP net income (loss) but that management does not believe to be representative of underlying business performance. The company further believes that providing estimates of the amounts that would be required to reconcile forecasted adjusted EBITDAX to forecasted GAAP net income (loss) would imply a degree of precision that may be confusing or misleading to investors. Items excluded from net income (loss) to arrive at adjusted EBITDAX include interest expense, income taxes, depreciation, depletion and amortization expense, and exploration expense as well as one-time items or items whose timing or amount cannot be reasonably estimated.

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